SHARE CANCELLATION AGREEMENT

This Agreement made as of the 2nd day of April, 2015 (“Agreement”), by and between Thomas DeNunzio, with an address at 780 Reservoir Avenue, #123, Cranston, R.I. 02910 ("Sole Shareholder"), and Mr. Mu Chun Lin, 81 Hao Lou, Zong Bu Qi Ye Ji Di, Gao Xin Qu, Ying Chun Ji. Zheng zhou City, Henan Province PRC, China ("Purchaser").

W I T N E S S E T H:

WHEREAS, Sole Shareholder is the record owner and holder of 20,000,000 Common Shares, par value $.0001 par value (the “Shares”), of GO PUBLIC II, INC., a Delaware corporation ("Corporation”), which Corporation has 20,000,000 shares of common stock, issued and outstanding as of the date of this Agreement.

WHEREAS, Purchaser desires Sole Shareholder to cancel 20,000,000 Shares of his common stock, which constitutes 100% of the Corporation’s issued and outstanding shares as of the date of this Agreement in exchange for the amount as per appendix I stated upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the Corporation’s Shares, it is hereby agreed, as follows:

1. CANCELLATION AND ISSUANCE OF NEW SHARES. Subject to the terms and conditions of this Agreement, Purchaser agrees to pay at the Closing and the Sole Shareholder agrees to cancel at the Closing, 20,000,000 of Sole Shareholder’s Shares for a total price of the amount as per Appendix I, (the “Cancellation Price”). The Company will contemporaneously issue after the cancellation of the aforesaid shares, 20,000,000 new shares of common stock to the Purchaser or their nominee.

2. EXECUTION. The Sole Shareholder agrees to execute this Agreement on April 2, 2015. The Purchaser agrees to execute this Agreement on or before May 31, 2015. If, in the event Purchaser shall fail to execute this Agreement pursuant to the terms stated herein, then this Agreement will automatically become null and void notwithstanding that Sole Shareholder in their sole discretion may extend the time for performance of this Agreement by notifying Escrow Agent in writing and notification may be delivered by email.

3. CLOSING. The purchase price and cancelation of the Shares shall take place on or before May 31, 2015; at Proxy Management Consultants Limited (“Escrow Agent”) with an address of Rm 1308, 13 Floor, Bank of America Tower, 12 Harcourt Road, Central, HK (which date and place are designated as the “Closing”). At Closing, Escrow Agent shall deliver to Sole Shareholder, in cash, by wire transfer to an account to be designated by Sole Shareholder for the price totaling in the amount as per Appendix I.

In exchange, Sole Shareholder agrees to automatically authorize Escrow Agent to release the following documents for immediate delivery to the Purchaser upon written receipt by Sole Shareholder of wire transfer from the Escrow Agent in the amount as per Appendix I.

(A) the physical stock certificate(s) representing the Shares cancelled and surrendered hereunder, (B) all corporate books and records; (C) written resignation of incumbent sole director and sole officer of the Corporation; (D) appointment of new director; (E) an affidavit certifying that all liabilities of the Corporation prior to the Closing date shall be paid in full out of the proceeds of this Agreement; and (F) the issuance of a new stock certificate to the Purchaser for 20,000,000 shares of common stock.

If, in the event Purchaser through the Escrow Agent shall fail to tender the full price per the terms and conditions set forth herein, then this Agreement will automatically become null and void notwithstanding that Sole Shareholder in his sole discretion may extend the time for performance of this Agreement by notifying Escrow Agent in writing and notification may be delivered by email. If this Agreement is cancelled by any party for any reason whatsoever, then any and all documentation sent by Sole Shareholder to Escrow Agent pursuant to Closing, including but not limited to stock certificates, board resolutions shall be promptly returned to Sole Shareholder upon notice by Sole Shareholder to Escrow Agent via overnight mail to an address designated by Sole Shareholder.

Post-closing agreements by Sole Shareholder. Sole Shareholder agrees to perform the following actions for Purchaser after the Closing for no additional fee unless otherwise stated:

Post closing duties by Sole Shareholder. Sole Shareholder agrees to perform following duties for Purchaser after the Closing for no additional fee:

 a. 8-K filing for the sale of common stock

b. Change of owner/director

c. Schedule 14F & Schedule 13D filing.

d. Introduction to our PCAOB auditor.

 4. REPRESENTATIONS AND WARRANTIES OF SOLE SHAREHOLDER. Sole Shareholder, as sole director and officer of Corporation, hereby represents and warrants to Purchaser that:

(i) Corporation is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on the business it is now being conducted. Corporation and/or Sole Shareholder do not require any consent and/or authorization, declaration or filing with any government or regulatory authority to undertake any actions herein;

(ii) Corporation has filed with the United States Securities and Exchange Commission (‘SEC”) a registration statement on Form 10-12G, as amended. The CIK number for the Corporation is 0001582586.

(iii) Corporation has timely filed and is current on all reports required to be filed by it pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934.

(iv) Corporation is newly formed with no financial information available other than the financial information included in its SEC filings;

(v) There are no legal actions, suits, arbitrations, or other administrative, legal or governmental proceedings threatened or pending against the Corporation and/or Sole Shareholder or against the Sole Shareholder or other employee, officer, director or stockholder of Corporation. Additionally, Sole Shareholder is not aware of any facts which may/might result in or form a basis of such action, suit, arbitration or other proceeding on any basis whatsoever;

(vi) The Corporation has no subsidiaries or any direct or indirect ownership interest in any other corporation, partnership, association, firm or business in any manner;

(vii) The Corporation and/or Sole Shareholder does not have in effect nor has any present intention to put into effect any employment agreements, deferred compensation, pension retirement agreements or arrangements, options arrangements, bonus, stock purchase agreements, incentive or profit–sharing plans;

(viii) No person or firm has, or will have, any right, interest or valid claim against the Corporation for any commission, fee or other compensation in connection with the sale of the Shares herein as a finder or broker or in any similar capacity as a result of any act or omission by the Corporation and/or Sole Shareholder or anyone acting on behalf of the Corporation and/or Sole Shareholder;

(ix) The business and operation of the Corporation has and will be conducted in accordance with all applicable laws, rules, regulations, judgments. Neither the execution, delivery or performance of this Agreement (A) violates the Corporation’s by-laws, Certificate of Incorporation, Shareholder Agreements or any existing resolutions; and, (B) will cause the Corporation to lose any benefit or any right or privilege it enjoys under the Securities Act (“Act”) or other applicable state securities laws;

(x) Corporation has not conducted any business and/or entered into any agreements with third-parties;

(xi) This Agreement has been duly executed and delivered by Sole Shareholder constitutes a valid and binding instrument, enforceable in accordance with its terms and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which Corporation and/or Sole Shareholder a party or by which they are bound;

(xii) Sole Shareholder is the legal and beneficial owner of the Shares and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances;

(xiii) Sole Shareholder warrants that the Corporation being transferred shall be transferred with no liabilities and little or no assets, and shall defend and hold Purchaser and the Corporation harmless against any action by any third party against either of them arising out of, or as a consequence of, any act or omission of Sole Shareholder or the Corporation prior to, or during the closing contemplated by this contract of sale; and

(xiv) Sole Shareholder will cause all current officers and directors of the Corporation to resign at the Closing.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sole Shareholder that:

(i) Purchaser has the power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding instrument, enforceable in accordance with its terms;

(ii) The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which Purchaser is a party or by which Purchaser is bound;

(iii) At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising; and,

(iv) Purchaser is purchasing the Shares solely for his own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

(v) The Purchaser is a non-US resident.

6. NOTICES. Notice shall be given by email at the most recent address last received by Sole Shareholder from Purchaser’s Escrow Agent or by Purchaser from Sole Shareholder. Notice may also be given by certified mail, return receipt requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein:

Sole Shareholder:

Thomas DeNunzio, President and Director

Go Public II, Inc.

780 Reservoir Avenue, #123

Cranston, R.I. 02910

Phone: (401) 641-0405

FAX: (401) 633-7300

Email: teakwood5@cox.net

Purchaser:

Mr. Mu Chun Lin

81 Hao Lou, Zong Bu Qi Ye Ji Di, Gao Xin Qu,

Ying Chun Ji. Zheng Zhou City,

Henan Province, PRC, China

7. GOVERNING LAW. This Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware. The parties herein waive trial by jury. In the event that litigation results or arise out of this Agreement or the performance thereof, the parties agree that the prevailing party is entitled to reimbursement for the non-prevailing party of reasonable attorney’s fee, costs, expenses, in addition to any other relief to which the prevailing party may be entitled.

8. CONDITIONS TO CLOSING. The Closing is conditioned upon the fulfillment by the Sole Shareholder of the satisfaction of the representations and warranties made herein being true and correct in all material respects as of the date of Closing.

9. SEVERABILITY. In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

10. ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

11. INVALIDITY. If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or effect any other clause, Paragraph, section or part of this Agreement.

12. GENDER AND NUMBER; SECTION HEADINGS. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

14. ASSIGNMENT. Neither party may assign this Agreement without the express written consent of the other party. Any agreed assignment by the Sole Shareholder shall be effectuated by all the necessary corporate authorizations and governmental and/or regulatory filings.

15. CLOSING DOCUMENTS. Sole Shareholder, Purchaser and Escrow Agent agree, at any time, to execute, and acknowledge where appropriate, and to deliver any and all documents/instruments, and take such further action, which may necessary to carry out the terms, conditions, purpose and intentions of this Agreement. This paragraph shall survive the Closing.

16. EXCLUSIVE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements or understandings among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

17. FACSIMILE SIGNATURES. Execution of this Agreement and delivery of signed copies thereof by facsimile signatures from the parties hereto or their agents is acceptable to the parties who waive any objections or defenses based upon lack of an original signature.

18. PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other to the contents and the manner of presentation and publication thereof.

19. INDEMNIFICATION. Sole Shareholder shall hold Purchaser harmless from any and all claims arising out of or related to (i) actions taken by Sole Shareholder in its capacity as a shareholder of the Company prior to the Closing date, or (ii) any lawsuits against the Corporation arising during the period of time prior to the Closing date; (iii) any requests, audits or comment letters issued by the Securities and Exchange Commission related to the period of time prior to the Closing date.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.

/s/ MU CHUN LIN

Mu Chun Lin

(PURCHASER)

/s/ THOMAS DENUNZIO

Thomas DeNunzio

(SOLE SHAREHOLDER)

Appendix I

The sum of consideration agreed is United States Dollars Thirty Four Thousand and Nine Hundred Only (USD $34,900)